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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-108969 of Buckeye Partners, L.P. on Form S-4 of our reports dated March 19, 2003, which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph as to the Partnership's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, appearing in the Annual Report on Form 10-K of Buckeye Partners, L.P. for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE, LLP

Philadelphia, Pennsylvania
November 12, 2003